Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SAFLINK CORPORATION

(Exact name of Registrant as Specified in Its Charter)

DELAWARE	95-4346070
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

777 108th Avenue NE, Suite 2100

Bellevue, Washington 98004

(425) 278-1100

(Address of Registrant’s Principal Executive Offices, including Zip Code)

SAFLINK, INC. 2000 STOCK INCENTIVE PLAN, OPTIONS ASSUMED BY SAFLINK

CORPORATION AND GRANTED UNDER THE BIZ INTERACTIVE ZONE, INC. 2000 STOCK

OPTION PLAN, THE SSP SOLUTIONS, INC. SECOND AMENDED AND RESTATED 1999

STOCK OPTION PLAN AND THE LITRONIC INDUSTRIES, INC. 1998 STOCK OPTION PLAN

(Full Title of the Plan)

Glenn L. Argenbright

President and Chief Executive Officer

SAFLINK CORPORATION

777 108th Avenue NE, Suite 2100

Bellevue, Washington 98004

(425) 278-1100

(Name, Address, and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

Jon C. Engman Chief Financial Officer 777 108th Avenue NE, Suite 2100 Bellevue, Washington 98004 Telephone: (425) 278-1100 Facsimile: (425) 278-1299	W. Michael Hutchings, Esq. Gray Cary Ware & Freidenrich LLP 701 Fifth Avenue, Suite 7000 Seattle, Washington 98104-7044 Telephone: (206) 839-4800 Facsimile: (206) 839-4801

This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
SAFLINK, INC. 2000 Stock Incentive Plan	6,213,874	$2.24	$13,919,077.76	$1,763.55
SAFLINK, INC. 2000 Stock Incentive Plan	6,643,269	$2.61	$17,338,932.09	$2,196.84
Assumed Options Under the BIZ Interactive Zone, Inc. 2000 Stock Option Plan Common Stock	159,640	$3.52	$561,932.80	$71.20
Assumed Options Under the SSP Solutions, Inc. Second Amended and Restated 1999 Stock Option Plan Common Stock	2,109,969	$2.08	$4,388,735.52	$556.05
Assumed Options Under the Litronic Industries, Inc. 1998 Stock Option Plan Common Stock	11,779	$1.17	$13,781.43	$1.75
Total	15,138,531		$36,222,459.60	$4,589.39

(1)	The securities to be registered include options to acquire such shares of common stock.

(2)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. As to the SAFLINK, INC. 2000 Stock Incentive Plan, the price for the 6,643,269 shares is based upon the average of the high and low prices of the registrant’s Common Stock on August 11, 2004, as reported on the Nasdaq National Market. As to shares subject to outstanding but unexercised options under the SAFLINK, INC. 2000 Stock Incentive Plan (6,213,874 shares) and outstanding but unexercised options assumed by registrant under the BIZ Interactive Zone, Inc. 2000 Stock Option Plan, SSP Solutions, Inc. Second Amended and Restated 1999 Stock Option Plan and Litronic Industries, Inc. 1998 Stock Option Plan, the price is computed on the basis of the weighted average exercise prices of such options.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

SAFLINK Corporation (the “Company”) hereby incorporates by reference in this registration statement the following documents:

(a)	The Company’s latest annual report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company’s latest fiscal period ended December 31, 2003, as filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2004;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above; and

(c)	The description of the Company’s common stock contained in the Company’s registration statement on Form 8-A filed with the SEC on December 6, 1991, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold, or deregistering all securities then remaining unsold thereunder, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities

The class of securities to be offered hereunder is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

The Company’s Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (the “DGCL”), indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in right of the Company) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Such Certificate of Incorporation also provides that such indemnification rights shall not be exclusive of other indemnification rights to which those seeking indemnification may be entitled under the Company’s Bylaws, agreement or the vote of its stockholders or disinterested directors.

The Company’s Bylaws provide that the Company shall, to the fullest extent authorized by the DGCL, indemnify any person who was or is made a party or threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, or as a controlling person of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, against all expenses, liability or loss reasonably incurred or suffered by such person in connection with such action, suit or proceeding. The Company’s Bylaws also provide that the Company may enter into one or more agreements with any person which provides for indemnification rights equivalent to or, if the Company’s Board of Directors so determines, greater than, those provided for in such Bylaws.

The Company maintains insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him and incurred by him in any such capacity, subject to certain exclusions.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description	Filed Herewith	Form	Incorporated by Reference		Filing Date
				Exhibit No.	File No.

4.1	Restated Certificate of Incorporation of SAFLINK Corporation		10-K	3.1	000-20270	3/30/2004

4.2	Certificate of Amendment to Restated Certificate of Incorporation		8-K	3.2	000-20270	8/13/2004

4.3	Second Amended and Restated Bylaws of SAFLINK Corporation		10-Q	3.1	000-20270	8/14/2003

5.1	Opinion of Gray Cary Ware & Freidenrich LLP	X

23.1	Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)	X

23.2	Consent of Independent Registered Public Accounting Firm	X

23.3	Consent of Independent Registered Public Accounting Firm	X

24.1	Power of Attorney (included in the signature page of this registration statement)	X

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on August 13, 2004.

SAFLINK CORPORATION

By:	/s/ Jon C. Engman
Jon C. Engman
Chief Financial Officer and Secretary
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Glenn L. Argenbright and Jon C. Engman, and each of them, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement on Form S-8, including post-effective amendments and any and all new registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 13, 2004.

Signature	Title

/s/ GLENN L. ARGENBRIGHT Glenn L. Argenbright	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ JON C. ENGMAN Jon C. Engman	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)

/s/ GORDON E. FORNELL Gordon E. Fornell	Director

/s/ RICHARD P. KIPHART Richard P. Kiphart	Director

/s/ STEVEN M. OYER Steven M. Oyer	Director

/s/ KRIS SHAH Kris Shah	Director

/s/ MARVIN J. WINKLER Marvin J. Winkler	Director

EXHIBIT INDEX

Exhibit No.	Description	Filed Herewith	Form	Incorporated by Reference		Filing Date
				Exhibit No.	File No.

4.1	Restated Certificate of Incorporation of SAFLINK Corporation		10-K	3.1	000-20270	3/30/2004

4.2	Certificate of Amendment to Restated Certificate of Incorporation		8-K	3.2	000-20270	8/13/2004

4.3	Second Amended and Restated Bylaws of SAFLINK Corporation		10-Q	3.1	000-20270	8/14/2003

5.1	Opinion of Gray Cary Ware & Freidenrich LLP	X

23.1	Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)	X

23.2	Consent of Independent Registered Public Accounting Firm	X

23.3	Consent of Independent Registered Public Accounting Firm	X

24.1	Power of Attorney (included in the signature page of this registration statement)	X